Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Amendment No. 2 to Registration Statement No. 333-141551 on Form S-3 of our reports dated March 19, 2007, relating to the financial statements of Centerplate, Inc., and management’s report on the effectiveness of internal control over financial reporting appearing in the Annual Report on Form 10-K of Centerplate, Inc. for the year ended January 2, 2007 and to the reference to us under the heading “Experts” in the Prospectus, which is part of such Registration Statement.
/s/ Deloitte and Touche LLP
Charlotte, North Carolina
May 25, 2007